Micro-Hydro Power, Inc.
                       5525 South 900 East
                            Suite 110
                    Salt Lake City, Utah 84117

FOR IMMEDIATE RELEASE                             CONTACT:
November 9, 1998                                  Russell Ratliff
                                                  Kingsley Coach, Inc.
                                                  (423) 988-7378

Kingsley Coach, Inc., announces it has executed a Letter of Intent to go public in a Reorganization with Micro-Hydro Power, Inc.

     Micro-Hydro Power, Inc., a Delaware corporation (the "Company" [OTC Bulletin Board Symbol "MHPI"]), announced today that it had executed a Letter of Intent with The Kingsley Coach, Inc., a Texas corporation ("Kingsley Coach"), whereby it is proposed to acquire 100% of the outstanding securities of Kingsley Coach in a stock for stock exchange.

     The Letter of Intent provides for the issuance of 9,400,000 pre-split shares of the Company's common stock and the issuance of 300,000 pre-split shares of common stock of the Company to certain persons who have provided non-capital raising services to the Company, to result in there then being approximately 10,000,000 post-reorganization pre-split outstanding shares of the common stock. The Company plans to provide its stockholders with an Information Statement concerning a one for two reverse split and name change, once the reorganization has been completed.

     Kingsley Coach is the manufacturer of customized recreational vehicles. Unlike typical recreational vehicles, a Kingsley Coach has a semi-truck chasis as its base. This unique feature allows for easy service for owners who can go to any truck stop for repairs. Kingsley Coaches retail for between $250,000 and $450,000, depending on customized features.

     Kingsley Coach commenced business in 1996, with first-year sales of $300,000. In 1997, sales were $825,000, and in 1998, projected sales are $6 Million. Kingsley Coach Chairman and co-owner Ralph Dickenson estimates that 1999 sales will surpass $32 Million.

     Kingsley Coach is currently planning to move its Houston headquarters and operating facilities to Oak Ridge, Tennessee. The East Tennessee location is central to the entire country, and allows the Company to move a major part of its production to this facility. It plans to start production there in February 1999.

     This press release contains forward looking statements and assumes the completion of the reorganization, the manufacturing facilities of Kingsley Coach in Middleburg, Pennsylvania, and completion of financing to open a second facility in Oak Ridge, Tennessee.

          For more information on Kingsley Coach, please check it web site at www.kingsleycoach.com.

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     Reuters                       Fax No. 212-859-1717